Exhibit 97

Primoris Services Corporation

Dodd-Frank Compensation Recovery Policy

This Compensation Recovery Policy (this “Policy”) is adopted by Primoris Services Corporation (the “Company”) in accordance with Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (“Section 303A.14”), which implements Rule 10D-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (as promulgated pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010). This Policy is effective as of October 2, 2023 (the “Effective Date”).

1.Definitions
(a)“Accounting Restatement” means a requirement that the Company prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the U.S. federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Changes to the Company’s financial statements that do not represent error corrections are not an Accounting Restatement, including: (A) retrospective application of a change in accounting principle; (B) retrospective revision to reportable segment information due to a change in the structure of the Company’s internal organization; (C) retrospective reclassification due to a discontinued operation; (D) retrospective application of a change in reporting entity, such as from a reorganization of entities under common control; and (E) retrospective revision for stock splits, reverse stock splits, stock dividends or other changes in capital structure.
(b)“Committee” means the Compensation Committee of the Company’s Board of Directors (the “Board”).
(c)“Covered Person” means a person who served as an Executive Officer at any time during the performance period for the applicable Incentive-Based Compensation.
(d)“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation that was Received that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had the amount of Incentive-Based Compensation been determined based on the restated amounts, computed without regard to any taxes paid by the Covered Person or by the Company on the Covered Person’s behalf. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement, the amount of Erroneously Awarded Compensation will be based on a reasonable estimate by the Committee of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received. The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

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(e)“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a significant policy-making function, any other person (including as applicable executives of any of the Company’s parents or subsidiaries) who performs similar policy-making functions for the Company, or any other persons determined to be an “executive officer” of the Company within the meaning of Item 401(b) of Regulation S-K of the Exchange Act.
(f)“Financial Reporting Measures” means (A) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (whether or not such measures are presented within the Company’s financial statements or included in a filing made with the U.S. Securities and Exchange Commission), (B) stock price and (C) total shareholder return.
(g)“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.
(h)Incentive-Based Compensation is deemed to be “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the applicable Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period or is subject to additional time-based vesting requirements.
(i)“Recovery Period” means the three completed fiscal years immediately preceding the earlier of: (A) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (B) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement. In addition, if there is a change in the Company’s fiscal year end, the Recovery Period will also include any transition period to the extent required by Section 303A.14.
2.Recovery of Erroneously Awarded Compensation

Subject to the terms of this Policy and the requirements of Section 303A.14, if the Company is required to prepare an Accounting Restatement, the Company will attempt to recover, reasonably promptly from each Covered Person, any Erroneously Awarded Compensation that was Received by such Covered Person during the Recovery Period pursuant to Incentive-Based Compensation that is subject to this Policy.

3.Interpretation and Administration
(a)Role of the Committee. This Policy will be interpreted by the Committee in a manner that is consistent with Section 303A.14 and any other applicable law and will otherwise

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be interpreted in the business judgment of the Committee. All decisions and interpretations of the Committee that are consistent with Section 303A.14 will be final and binding.
(b)Compensation Not Subject to this Policy. This Policy does not apply to Incentive-Based Compensation that was Received before the Effective Date. With respect to any Covered Person, this Policy does not apply to Incentive-Based Compensation that was Received by such Covered Person before beginning service as an Executive Officer.
(c)Determination of Means of Recovery. Subject to the requirement that recovery be made reasonably promptly, the Committee will determine the appropriate means of recovery, which may vary between Covered Persons or based on the nature of the applicable Incentive-Based Compensation, and which may involve, without limitation, establishing a deferred repayment plan or setting off against current or future compensation otherwise payable to the Covered Person. Recovery of Erroneously Awarded Compensation will be made without regard to income taxes paid by the Covered Person or by the Company on the Covered Person’s behalf in connection with such Erroneously Awarded Compensation.
(d)Determination That Recovery is Impracticable. The Company is not required to recover Erroneously Awarded Compensation if a determination is made by the Committee that either (A) after the Company has made and documented a reasonable attempt to recover such Erroneously Awarded Compensation, the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered or (B) recovery of such Erroneously Awarded Compensation would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of Section 401(a)(13) or 411(a) of the Internal Revenue Code and regulations thereunder.
(e)No Indemnification or Company-Paid Insurance. The Company will not indemnify any Covered Person against the loss of Erroneously Awarded Compensation and will not pay or reimburse any Covered Person for the purchase of a third-party insurance policy to fund potential recovery obligations.
(f)Interaction with Other Clawback Provisions. The Company will be deemed to have recovered Erroneously Awarded Compensation in accordance with this Policy to the extent the Company actually receives such amounts pursuant to any other Company policy, program or agreement, pursuant to Section 304 of the Sarbanes-Oxley Act or otherwise.
(g)No Limitation on Other Remedies. Nothing in this Policy will be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other rights or remedies available to the Company under applicable law.

Adopted by the Board on November 2, 2023.

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